Accountants’ Consent

Board of Directors
Gold Banc Corporation, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-74594, 333-80751, 333-78871 and 333-34152) on Form S-8 of Gold Banc Corporation, Inc. of our report dated February 8, 2002 relating to the consolidated balance sheets of Gold Banc Corporation, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the three years then ended, which report appears in the Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2001 of Gold Banc Corporation, Inc.

/s/ KPMG

October 15, 2002

Kansas City, Missouri